Exhibit 99.1

Stephen Cerrone Named SunEdison Chief Human Resources Officer
BELMONT, Calif., Oct. 6, 2015 /PRNewswire/ -- SunEdison, Inc. (NYSE: SUNE), the largest global renewable energy development company, today announced that Stephen Cerrone has been named SunEdison chief human resources officer.
"Stephen is an excellent fit with our culture at SunEdison," said Ahmad Chatila, the company's president and chief executive officer. "With more than 30 years of experience in all areas of human resources, including navigating complex organizational and business issues and leading strategic change across multiple industries and geographies, Stephen has the skills and leadership to make a powerful and immediate contribution to our company."
"I am very excited to join a dynamic company like SunEdison," said Mr. Cerrone. "We have an incredible opportunity to transform lives around the world, and I look forward to working with everyone to continue building and strengthening the organization."
Cerrone has extensive executive experience, most recently at Hudson's Bay Company, a leading North American retailer including Saks Fifth Avenue, Lord & Taylor, and Hudson's Bay, where he led Human Resources and Communications. Prior to that he was executive vice president of Human Resources at Sara Lee Corporation, where he led human resource strategy for more than 44,000 employees in 40 countries. Before joining Sara Lee, he served as executive vice president of Human Resources for Retail Financial Services at JPMorgan/Bank One Corporation, and has also held prior executive positions at Bank One, Diageo/Burger King and General Foods Worldwide.
Cerrone earned a B.A. in psychology from Providence College and holds both an M.A. and Ph.D. in Industrial/ Organizational Psychology from the University of Houston. He currently serves as a member of the Board of Trustees for Roosevelt University.  Cerrone is the 2006 recipient of the Academy of Management Distinguished Executive Award, and has served as an adjunct faculty member at the University of Houston and the University of Miami.
About SunEdisonSunEdison is the largest global renewable energy development company and is transforming the way energy is generated, distributed, and owned around the world. The company develops, finances, installs, owns and operates renewable power plants, delivering predictably priced electricity to its residential, commercial, government and utility customers.  SunEdison is one of the world's largest renewable energy asset managers and provides customers with asset management, operations and maintenance, monitoring and reporting services. Corporate headquarters are in the United States with additional offices and technology manufacturing around the world. SunEdison's common stock is listed on the New York Stock Exchange under the symbol "SUNE."  To learn more visit www.sunedison.com.
CONTACT: Press: SunEdison: Ben Harborne, bharborne@sunedison.com, (650) 474-1631, Investors/Analysts: SunEdison: R. Phelps Morris, pmorris@sunedison.com, +1 (314) 770-7325